Exhibit 99.1

National & Retail Trades and First Call
For release: February 5, 2004 at 8:00 AM (EST)

KOHL'S CORPORATION REPORTS JANUARY SALES

MENOMONEE FALLS, WI, -- (Business Wire) - February 5, 2004 -- Kohl's Corporation (NYSE:KSS) reported today that sales for the four week period ended January 31, 2004 increased 14.5% over the four week period ended February 1, 2003. On a comparable store basis, sales increased 0.3%.

For the 13 weeks ended January 31, 2004, total sales increased 11.9% over the 13 weeks ended February 1, 2003.  On a comparable store basis, sales decreased 2.1%.  For the 52 weeks ended January 31, 2004, total sales were up 12.7% while comparable store sales decreased 1.6%.

	Sales Summary ($ in millions)
	Fiscal Period Ended		% Inc. - This Year
	January 31,	February 1,	All	Comp
	2004	2003	Stores	Stores

January	$536.8	$468.9	14.5%	0.3%
Fourth Quarter	$3,561.9	$3,184.5	11.9%	-2.1%
Year-to Date	$10,282.1	$9,120.3	12.7%	-1.6%

At January 31, 2004, the Company operated 542 stores compared with 457 stores at the same time last year.

The Company plans to open approximately 95 new stores in fiscal 2004.  In the first quarter, the Company anticipates opening 47 stores, split between new market entries and fill-ins in existing markets.  New markets include Sacramento, San Diego and Fresno, California and Memphis, Tennessee.  The remaining new stores to be opened in existing markets will be spread across all regions of the country.  The Company expects to open the balance of the 95 stores in the third quarter of fiscal 2004.

Comments regarding the Company's sales results will be provided in a pre-recorded telephone message.  This message is accessible by calling (402) 220-0820 and will be available for 36 hours.

Fourth Quarter Earnings Release

Kohl's Corporation will release its fourth quarter earnings report on February 26, 2004 at 4:00 PM (EST).  A conference call is scheduled at 5:00 PM (EST).  Investors will have the opportunity to listen to the conference call by dialing (847) 619-6368 ten minutes prior to the start of the call.  A replay of the call will be available for 24 hours at (630) 652-3018, Passcode:  8280494.

In addition, the call will be web cast live over the Internet through Broadcast Network's vcall web site located at http://www.vcall.com.  To listen to the call, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

Cautionary Statement Regarding Forward-Looking Information

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Kohl's intends forward-looking terminology such as "believes", "expects", "may", "will", "should", "anticipates", "plans", or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described on Exhibit 99.1 to Kohl's annual report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

Investor Relations Contact:

Wes McDonald, Chief Financial Officer, (262) 703-1893

Public Relations Contact:

Vicki Shamion, Director of Public Relations, (262) 703-1464

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